Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-237458 and 237458-01) and Form S-8 (File No. 333-226974) of GWG Holdings, Inc. and Subsidiaries of our report dated March 27, 2020, except for Notes 2, 6, and 21, as to which the date is November 5, 2021, relating to the consolidated financial statements which appear in this annual report on Form 10-K of GWG Holdings, Inc. and Subsidiaries for the year ended December 31, 2020.

/s/ WHITLEY PENN LLP

Dallas, Texas
November 5, 2021